Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Patsy Barich, Double Forte
415-848-8104
pbarich@double-forte.com

PEET’S COFFEE & TEA, INC. ELECTS LIBBY SARTAIN TO BOARD OF DIRECTORS

EMERYVILLE, Calif. - October 24, 2007 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET), the leading super-premium coffee company, today announced that Libby Sartain has been elected to its Board of Directors.

Sartain, who currently serves as executive vice president and chief people Yahoo at Yahoo! Inc., has a distinguished 30-year career in human resources. Before joining Yahoo! in 2001, Sartain held executive and officer positions at Southwest Airlines, where she led all human resources functions. Sartain is the co-author of two widely-read books on successful employment strategies and contributes regularly to industry and business publications on human resource management issues.

“We are extremely pleased to have Libby join the Peet’s Board,” said Jean-Michel Valette, chairman of the board, Peet’s Coffee & Tea, Inc. “Her deep experience of building strong customer-focused organizations both at Southwest and at Yahoo! will be invaluable as we expand the Peet’s organization to support and grow our premier quality coffee and tea position in the national marketplace.”

ABOUT PEET’S COFFEE & TEA, INC.
Peet’s Coffee & Tea, Inc., (PEET), the leading super-premium coffee company, is dedicated to artisan roasting, distributing and marketing the highest quality coffee available to coffee lovers throughout the United States. Founded in 1966 in Berkeley, Calif., Peet’s is committed to strategically growing its business while maintaining its unique culture and focus on quality and customer satisfaction. For more information about Peet’s Coffee & Tea, Inc. visit www.peets.com.

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